Pricing Supplement Dated January 5, 2009 (To Prospectus Supplement Dated November 24, 2008 and Prospectus Dated July 17, 2006)	Rule 424(b)(3) File No. 333-135813 Pricing Supplement No. 2009-1

GENERAL ELECTRIC CAPITAL CORPORATION

GE Interest Plus®

Variable Denomination Floating Rate Notes

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Interest Rate:	Under $15,000		$15,000 to $49,999		$50,000 and Over
	Rate 2.70%	Yield 2.73%	Rate 2.85%	Yield 2.89%	Rate 3.00%	Yield 3.04%

Initial Investment Incentive:

$25 for an initial investment of at least $500 or an initial investment of at least $250 along with enrollment in the automatic investment plan. An additional $25 if automatic deduction from a GE employee payroll or GE pension check is authorized within the first 30 days after an investment account is opened.

Effective Dates:

January 5, 2009 until such time as a different rate is determined by the GE Interest Plus Committee. Information on current interest rates is available at GEInterestPlus.com or by calling 800-433-4480, 24 hours a day, seven days a week.

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The rates for GE Interest Plus Notes are separate and distinct from the rate established for GE Interest Plus for Businesses, which is offered to business investors.